Exhibit 10.19

SUPPLEMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This supplement (the “Supplement”) amends the employment agreement by and between Texas South Energy, Inc., a Nevada corporation (the “Company”) and John B. Connally III (“Employee”), dated January 5, 2017 (“Employment Agreement”) and is dated effective January 5, 2017 (“Effective Date”).

WHEREAS, the Company and Employee desire to supplement the Employment Agreement to add a provision to Section 4 of the Employment Agreement to allow compensation to be suspended at the option of the Company;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Supplement of Section 4. Section 4(b) of the Employment Agreement is hereby supplemented by adding the following sentences to the end of Section 4(b) as follows:

“Notwithstanding anything to the contrary herein, commencing on the Effective Date, the Company at its option shall have the right to suspend payment of the Base Compensation for 30-day periods in the event the Company does not have sufficient working capital to effect such payment, and concurrently therewith, extend the Term of this Agreement for a concurrent period during which Base Compensation is suspended with the suspended Base Compensation then due and payable during the extended Term. The Company and Employee have agreed to suspend payment of the Base Compensation for the months of January 2017, February 2017, March 2017 and April 2017; the Term of the Agreement has been extended for four months. The Company may provide Employee notice prior to the date of any future suspension implemented by the Company; however, the failure to pay the Base Compensation by the Company during the Term of the Agreement shall not constitute a default under this Agreement but shall constitute a further suspension of the payment of the Base Compensation and extension of the Term of the Agreement. Nothing prohibits the Company from pre-paying the suspended Base Compensation payments which pre-payment would then reduce the extended Term accordingly.”

2. No Other Amendments or Supplements. Except as set forth in Section 1, the Employment Agreement shall remain in full force and effect as currently in effect.

3. Severability. Should any one or more of the provisions of this Supplement be determined to be illegal or unenforceable, all other provisions of this Supplement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

4. Counterparts. This Supplement may be executed in multiple counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5. Entire Agreement. This Supplement and the Employment Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

6. Defined Terms. Defined terms used in this Supplement shall have the meaning ascribed to them herein or in the Employment Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Supplement or has caused this Supplement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

Texas South Energy, Inc.

By:
Michael J. Mayell
Chief Executive Officer

Employee

John B. Connally III

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